ASSET PURCHASE AGREEMENT

                             DATED FEBRUARY 18, 1998

                                  BY AND AMONG

                    OUTSOURCE INTERNATIONAL OF AMERICA, INC.

                                    AS BUYER

                                       AND

                              L.M. INVESTORS, INC.

                                    AS SELLER

                                       AND

                      LOUIS J. MORELLI AND MATTHEW SCHUBERT


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                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT is made and entered into as of the 18th day of February 1998, ("Agreement"), by and among OutSource International of America, Inc., a Florida corporation, or one of its affiliated corporations as designated by OutSource in its sole discretion ("OutSource" or "Buyer"), and L.M. Investors, Inc., an Illinois corporation ("LM" or "Seller") and Louis J. Morelli ("Morelli") and Matthew Schubert ("Schubert").

                                    RECITALS

         WHEREAS, the Seller operates a temporary help business, under the terms of two (2) Labor World franchises with an affiliate of Buyer, that are dated on or about November 1, 1994 (the "Franchise Agreements"), in and around Aurora, Aurora West, Joliet, and University Park locations in Illinois and all other territories referenced in the Franchise Agreements (the "Business");

         WHEREAS, Morelli and Schubert are the sole shareholders of LM; and

         WHEREAS, Seller desire to sell to Buyer, and Buyer desires to purchase from Seller, on the terms and conditions set forth herein, substantially all of the assets of the Seller, which together constitute substantially all of the assets that are used in connection with, necessary for, or beneficial to, the operation of the Business;

         NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

1.       SALE OF ASSETS; ASSUMPTION OF LIABILITIES.

         1.1 SALE OF ASSETS OF SELLER. Subject to the terms and conditions hereof, Seller shall sell, convey, assign, transfer and deliver to Buyer at the Closing (as hereafter defined), and Buyer shall purchase and accept at the Closing, all assets, properties, privileges, rights, interests, business and goodwill owned by Seller or in which Seller have an interest (except the Excluded Assets, as hereinafter defined), and used or held for use in connection with the operation of the Business, of every kind and description, real, personal and mixed, tangible and intangible and wherever located (such assets, properties, privileges, rights, interests, business and goodwill being transferred hereunder are hereinafter referred to collectively as the "Assets"). Without limiting the generality of the foregoing, the Assets shall include all of Seller' right, title and interest in and to the following (except to the extent any of the following constitute Excluded Assets):

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         (a) All supplies, equipment, vehicles, machinery, furniture, fixtures, leasehold improvements and other tangible property owned by Seller or used by Seller in connection with the Business, including the tangible assets listed on
SCHEDULE 1.1;

         (b) All of Seller's right, title and interest under all agreements or contracts to which it is a party or by which it or the Assets are bound or which otherwise relate to the Business, including, without limitation, the documents listed in EXHIBIT A or SCHEDULE 3.7 hereto;

         (c) All of Seller's right, title and interest in and to the Intellectual Property (as hereafter defined) owned by Seller or used in the Business;

         (d) All proprietary knowledge, trade secrets, technical information, quality control data, processes (whether secret or not), methods, and other similar know-how or rights used in the Business;

         (e) The Business as a going concern and its customer lists, vendor lists, restrictive covenants, lists of temporary employees, together with all books, computer software, files, papers, records and other data of Seller relating to their respective assets, properties, business and operations;

         (f) All other property and rights of every kind or nature owned by Seller or used in the Business, including but not limited to the employment applications of temporary staff (the "Applications") and all telephone numbers and facsimile numbers;

         (g) All rights of Seller in and to its trade names and trademarks used in the Business, and variants thereof and all goodwill associated therewith; and

         (h) All of Seller's utility, security and other deposits and prepaid expenses, except for lease deposits and all insurance premium refunds.

         1.2 ASSETS RETAINED BY SELLER. There shall be excluded from the Assets and retained by Seller all of the following (collectively, the "Excluded Assets"):

         (a) the corporate charters, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of Seller as corporations;

         (b) any of the rights of Seller under this Agreement (or under any agreement between Seller on the one hand and Buyer on the other hand entered into on or after the date of this Agreement);

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         (c) the Franchise Agreements which are being terminated by the parties simultaneous with the Closing;

         (d) cash on hand, bank account deposits, accounts receivable, rights of recovery, and judgments in favor of Seller;

         (e) All refunds and lease deposits due to Seller as of the date of closing, including, but not limited to, workers compensation refunds and all insurance refunds due to Seller; and

         (f) Two Ford Explorer motor vehicles.

         1.3 ASSUMPTION OF LIABILITIES. At the Closing, Buyer shall assume, and shall agree to satisfy and discharge as the same become due only those liabilities and obligations of Seller specifically listed on EXHIBIT A hereto (the "Assumed Obligations") and made subject to Section 1.4 of this Agreement, and the Assumed Leases (as hereafter defined). Buyer shall not assume or be responsible at any time for any liability, obligation, debt or commitment of Seller, whether absolute or contingent, accrued or unaccrued, asserted or unasserted, or otherwise, that is not expressly listed on EXHIBIT A hereto. Without limiting the generality of the foregoing sentence, Buyer shall not assume or be responsible for any of the following: any amounts due to any of Seller' creditors listed on EXHIBIT A hereto in excess of the amounts expressly listed thereon; any matured obligations under leases, licenses, contracts or agreements in excess of the amounts expressly listed on EXHIBIT A hereto; any liabilities, obligations, debts or commitments of Seller incident to, arising out of, or incurred with respect to, this Agreement and the transactions contemplated hereby; any and all sales, use, franchise, income, gross receipts, excise, payroll, personal property (tangible or intangible), real property, ad valorem, value added, leasing, leasing use, or other taxes, levies, imposts, duties, charges or withholdings of any nature arising out of the transactions contemplated hereby.

         Seller further agrees to satisfy and discharge, as the same shall become due all of its obligations and liabilities not specifically assumed by Buyer hereunder. Buyer's assumption of the Assumed Obligations shall in no way expand the rights and remedies of third parties against Buyer as compared to the rights and remedies which such parties would have had against Seller had this Agreement not been consummated.

         1.4 LEASES. Notwithstanding any other provision of this Agreement, Buyer's assumption of any liabilities or obligations of Seller with respect to any lease or leasehold interest (the "Assumed Leases") shall be subject to the terms of the Lease Assignment and Assumption Agreements to be delivered pursuant to Sections 2.2 and 2.3 of the Agreement. Seller shall use their best efforts to cause the landlords of each of the properties listed on SCHEDULE 1.4 to execute the Estoppel Certificate and Consent to Assignment of Lease attached hereto as
EXHIBIT I.

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         Buyer agrees to enter a new lease for the premises located at 1916
Plainfield Rd., Crest Hill, Illinois 60435, a copy of which is attached hereto as EXHIBIT O.

         On the Closing Date, Buyer agrees to reimburse Seller Twenty Five Thousand Six Hundred Nine and 00/100 Dollars ($25,609.00), which sum represents previously paid costs to complete the office buildout at the Aurora skilled office location, as verified by third party invoices for costs which were incurred by Seller within the six (6) months immediately preceding the Closing Date. Seller shall reimburse Buyer up to an additional Eight Thousand Five Hundred Thirty Six and 00/100 Dollars ($8,536.00) for the remaining costs to complete the build out, but only after Seller provides invoices for this work, and verification that the build out has been completed and all punchlist items completed.

         1.5 PAYMENT FOR ASSETS. Buyer shall purchase the Assets for an aggregate purchase price (the "Purchase Price") of SIX MILLION SEVEN HUNDRED THOUSAND and 00/100 Dollars ($6,700,000.00) payable in accordance with Section
1.6 and subject to any post-closing adjustments in accordance with Section 1.10 or any other provision of this Agreement.

         1.6 PAYMENT OF PURCHASE PRICE. Buyer shall pay the Purchase Price as follows.

         (a) Cash at closing of FIVE MILLION DOLLARS and 00/100 ($5,000,000) via wire transfer.

         (b) The issuance and delivery of a junior subordinated promissory note in the principal amount of ONE MILLION SEVEN HUNDRED THOUSAND DOLLARS and 00/100 ($1,700,000), bearing interest at the rate of seven and a quarter percent (7 1/4%) per annum, substantially in the form attached hereto as EXHIBIT M. The principal and interest shall be paid quarterly commencing on May 1, 1998 and continuing for a period of three (3) years.

         1.7 OTHER CONSIDERATION.

         1.7.1 TEMP AID FRANCHISE. Outsource Franchising, Inc. ("OFI") shall grant to Temp Aid, Inc. within twenty (20) days of closing the transaction, written option to buyout from all the Labor World and/or Tandem franchise agreements between OFI and Temp Aid ("Temp Aid Franchise Agreement") for a period of one (1) year from the Closing Date, upon the following terms:

         (a) An initial termination fee ("ITF") to OutSource or one of its affiliated corporations, or successors, equal to eighty percent (80%) of four percent (4%) of projected gross revenue for twelve (12) months immediately following the Effective Date (as defined hereunder) of the termination. The ITF shall be discounted by One Half of One Percent (.5%) of the projected gross revenue, as defined hereunder.


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         The parties agree that projected gross revenue ("PGR") for twelve (12)
months immediately following the Effective Date of the termination shall be determined by annualizing gross revenue of Temp Aid For Ninety (90) days immediately preceding the Effective Date of the termination, adjusted for seasonality. The ITF shall be due and payable simultaneously with Temp Aid's written notice to OFI of its intention to exercise its option to terminate the franchise agreements. The Effective Date of the termination shall be the date upon which OFI receives written notice of Temp Aid's intent to terminate and the ITF ("Effective Date").

         The parties must execute a standard Mutual Termination Agreement within ten (10) business days of the OFI's receipt of written notice of intent to terminate. The Shareholders' releases, prepared in connection therewith, shall be limited to any and all claims arising out of, or in connection with, the franchise agreements and the franchise relationship being terminated.

         After the completion of twelve (12) months of operations following the effective Date of the termination, OutSource and Temp Aid agree to compare the actual gross revenue of Temp Aid for the twelve-(12) month period following termination (the "AGR") with the PGR. If the AGR is less than the PGR, OutSource shall pay to Temp Aid Four percent (4%) of the difference within sixty (60) days after the parties have satisfactorily reconciled the AGR, after which time OutSource shall pay seven percent (7%) interest per annum on any such unpaid difference. If the AGR exceeds PGR, no additional ITF will be due to OutSource.

          (b) Payment to OutSource, OFI, one of its affiliated corporations, or its successor, for the continued use of any software provided under the Temp Aid Franchise Agreement, and which Seller elects to continue to use after the effective date of the termination, at the rate of Fifteen Thousand and 00/100 Dollars ($15,000.00) per location. Temp Aid shall have use of said software for a maximum of three (3) years from the Effective Date of the termination. If Temp Aid elects to continue use of the software, OutSource, or one of its affiliated corporations, or successor, shall provide support, as part of the Fifteen Thousand and 00/100 Dollars ($15,000) consideration, for the software's use for a period of three (3) months following the Effective Date of the termination. If Temp Aid elects not to continue use of the software, Temp Aid shall cease all use of the software within three months of the Effective Date of the Mutual Termination Agreement. During the three-(3) month period following the Effective Date, Temp Aid shall be entitled to support at a cost of Five Hundred and 00/100 Dollars ($500.00) per month.

          (c) Payment to OutSource, or one of its affiliated corporations, or its successor, of four percent (4%) of gross annual revenues for a period of two
(2) years following the Effective Date of the termination. This payment shall be paid quarterly with any adjustments determined on an annual basis and payable in the quarter in which the fifth and eighth payments are due hereunder

         (d) Except as set forth herein, no other termination fees or transfer fees shall be charged to exercise the option to terminate the Temp Aid franchise.

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         (e) OutSource and any affiliated corporation, or successor, shall agree not to compete for a period of six (6) months following the Effective Date of the termination within the territory included in the Temp Aid Franchise
Agreement unless it acquires a business owned by a third party that is operating in said territory. If OutSource acquires a business within the territory, OutSource agrees that, during the six-(6) month period, it will operate only from offices obtained by way of the acquisition.

          (f) Payment of attorney's fees and costs to the prevailing party in any action to enforce any term of the option.

          (g) Illinois law shall govern the option and the exclusive venue for any proceeding brought to enforce the option shall be Kane County, Illinois.

         1.7.2    EXCLUSIVE RIGHTS OF FIRST REFUSAL.

         As a condition precedent to Seller's obligations to consummate this transaction, OutSource must deliver within twenty (20) days of closing a written Right of First Refusal and Right to Purchase substantially as set forth below. In the event that OutSource, or one of its affiliated corporations, elects to sell Tandem franchises in the territories within the time limits listed below, Morelli shall have the right to purchase, or the right of first refusal, as described below, in the territories listed below.

         (a) Exclusive Right to Purchase Tandem Franchise located in South Bend, Indiana for a period of twelve (12) months after the Closing Date;

         (b) Right of First Refusal to purchase Tandem franchise located in Lima, Ohio, subject to the condition that the right of first refusal is exercised, and operations are commenced by Morelli within eighteen (18) months of the Closing Date;

         (c) Right of First Refusal to purchase Tandem franchise located in Salt Lake City and Ogden, Utah; Wichita, Kansas; and Fayetteville, Springdale, and Rogers, Arkansas, all subject to the condition that the right of first refusal is exercised and operations are commenced within forty two (42) months of the Closing Date.

         1.7.3 PROCEDURE TO EXERCISE RIGHT OF FIRST REFUSAL AND RIGHT TO
               PURCHASE.

         (a) RIGHT OF FIRST REFUSAL. Outsource will provide to Morelli, by overnight courier to the address provided in section 10.9 herein, the executed written offer received by Outsource, or one of its affiliates, for the purchase of a franchise (the "Offer Letter). Morelli must respond in writing to the Offer Letter within fifteen days of the date of the Offer Letter. The written response (the "Right of First Refusal Letter") shall be directed to the attention of the Chief Executive Officer of Outsource. Morelli shall then have seven (7) days after the date of the offer letter

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thereafter to execute the standard form of franchise agreement then in use, and to tender to Outsource, or its affiliate, the total amount of the franchise fee, as required under the standard franchise agreement. If Morelli fails to provide a Right of First Refusal Letter within fifteen days, fails to execute the franchise agreement, or fails to tender the franchise fee, as described herein, the right of first refusal shall terminate.

         Morelli shall have 180 days after the date of the Right of First refusal Letter to begin operating the franchise. If Morelli fails to begin operations within 180 days, Outsource shall have the option to rescind the franchise agreement and refund the franchise fee, less reasonable and customary expenses incurred by Outsource.

         The rights of first refusal granted herein shall terminate no later than the time periods specified in Section 1.7.2 (a) - (c), whether or not OutSource, or one of its affiliated corporations, has provided Morelli with a written offer. Except as set forth herein, the provisions of this Section 1.7.2 do not obligate OutSource, or any of its affiliated corporations, in any manner to sell Tandem franchises in the territories listed below and/or within the time limits specified herein.

         Included within the meaning of the term "Right of First Refusal", as used herein, is the right of Morelli to provide written notice to Outsource of an intent to purchase a franchise in one of the territories described above, notwithstanding the lack of an offer from a third party to purchase a franchise. Morelli shall be entitled to purchase a franchise in one or more of the described territories after written notice to Outsource subject to the procedures and conditions described in paragraph 1.7.3. Except for South Bend, Illinois, if Outsource or one of its affiliates has, prior to Morelli providing written notice of an intent to purchase a franchise, initiated action to operate a corporately owned office in the territory (which would include an executed letter of intent to acquire a business within the territory) Morelli may not exercise a right of first refusal in the same territory. Upon the completion of an acquisition in one of the territories, the right of first refusal for that particular territory shall expire.

         (b) EXCLUSIVE RIGHT TO PURCHASE. Anytime within the one year period of the exclusive right to purchase a Tandem franchise located in South Bend, Indiana Morelli may provide written notice to Outsource of his intent to exercise the right to purchase. Upon receipt of the written notice, the procedures described in paragraph 1.7.3(a) shall apply.

         Any Tandem franchise offered hereunder shall be subject to all of the terms and conditions of the UFOC and standard franchise agreement used as a matter of course at the time that Morelli exercises a right to purchase or right of first refusal. Neither the Exclusive Right to Purchase, nor the Rights of First Refusal granted herein may be assigned or transferred, and are granted exclusively to Morelli as an individual. The boundaries of the franchise territories listed below shall be determined at the time that the parties enter a franchise agreement.

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         (c) GOVERNING LAW. Illinois law shall govern the Right of First Refusal document referenced herein, and the exclusive venue for any action to enforce it shall be Kane County, Illinois.

         1.7.4 CONSENT TO BUYOUT OF TEMP-AID FRANCHISE. OutSource hereby grants its approval for Schubert to sell his ownership interest in Temp-Aid, Inc. and the Temp Aid franchise to Morelli and John and Margaret Janisch, as husband and wife, and waives its right of first refusal to purchase Schubert's interest therein. OutSource and OFI further releases Schubert from any and all obligations under the Temp Aid franchise agreement(s), which arise after the date on which Schubert sells his interest therein.

         1.7.5 PER DIEM AMOUNT. A per diem amount of One Thousand Dollars and Eleven Cents ($1,000.11) per day for each day after February 15, 1998 through the day before the date upon which the proceeds are credited to Seller's account.

         1.7.6 DAILY WAGES AMOUNT. An aggregate sum of Five Thousand Seven Hundred Six and 29/100 Dollars ($5,706.29), which sum represents wages paid by LM on February 16 and 17, 1998.

         1.8 The Purchase Price shall be allocated among the Assets as set forth on EXHIBIT B hereto (the "Allocation"). The Allocation shall be made in accordance with Section 1060 of the Internal Revenue Code and applicable Treasury regulations. Buyer, LM, Morelli, and Schubert shall (i) be bound by the Allocation for purposes of determining any Taxes (as hereafter defined), (ii) prepare and file tax returns on a basis consistent with the Allocation and (iii) take no position inconsistent with the Allocation in any proceeding before any taxing authority or otherwise. In the event that the Allocation is disputed by any taxing authority, the party receiving notice of the dispute shall promptly notify the other parties hereto of the receipt of such notice.

         1.9 SUBORDINATED NOTE. Subordinated Note (the "Subordinated Note") shall be subordinate and junior in right of payment to the prior payment of all indebtedness of Buyer, whether now outstanding or hereafter incurred, under that certain Second Amended and Restated Credit Agreement among the Buyer and any of its affiliated corporations, the banks from time to time parties thereto, and Bank Boston, N.A., successor by merger to Bank of Boston Connecticut, as agent (the "Agent") dated as of February 21, 1997, as the same may be amended and restated prior to the date hereof and as the same hereafter may be amended, modified, supplemented, restated or extended from time to time. Seller agree to execute and deliver such subordination agreements with the foregoing as Buyer from time to time may reasonably request or as the Agent may require. The subordinated Note shall be assignable to Matthew Schubert, subject to the prior approval of the Agent.

         1.10     POST CLOSING ADJUSTMENTS.


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         (a) ROYALTIES. Within thirty (30) days immediately following the
Closing Date, both parties shall make a full accounting to each other in regard to all amounts due each other, including any royalties currently outstanding to Buyer, or any of its affiliated corporations, due pursuant to the Franchise Agreements.

         (b) RETAINED ASSETS. At closing, Seller shall make a full accounting to Buyer in regard to any personal property which Seller intends to retain with Buyer's consent and which Buyer, ("Retained Assets"). The Retained Assets shall be limited to those listed on SCHEDULE 1.6

         1.11 ENCUMBRANCES. The Assets shall be sold and conveyed to Buyer free and clear of all mortgages, security interests, charges, encumbrances, liens, assessments, covenants, claims, title defects, pledges, encroachments and burdens of every kind or nature whatsoever, except for the matters set forth in
SCHEDULE 3.3 hereto (the "Permitted Liens").

         1.12 PRORATION. Seller shall pay all applicable transfer, sales, use, bulk sales and other taxes, and all documentary, filing, and recording fees payable as a result of the transfer of the Assets customarily paid by the Seller. Buyer shall pay all applicable transfer, sales, use, bulk sales, and other taxes, and all documentary, filing and recording fees payable as a result of the Transfer of Assets customarily paid by Buyer. All ad valorem and property taxes, and any similar assessment based upon or measured by Seller ownership interest in the Assets, shall be prorated between Seller and Buyer as of the Closing Date based upon such taxes assessed against the Assets for the tax period in question, or if there is insufficient information for such tax period, based upon taxes assessed for the immediately preceding tax period. All such taxes shall be prorated on the basis of a 365-day year. Seller shall be charged for all such taxes and assessments based upon or measured by Seller' ownership prior to the Closing Date and Buyer shall be charged for all such taxes and assessments based upon or measured by Buyer's ownership on or after the Closing Date. The parties further agree to prorate rent and utility expenses. All such prorations shall be agreed to between the parties and paid within ninety (90) days of the Closing Date.

         All rent (including taxes if applicable) due under the assumed leases and the Crest Hill lease, shall be prorated between Buyer and Seller as of the Closing Date. At closing, Buyer shall tender Three Thousand and 00/100 Dollars ($3,000.00) as security deposit on the Crest Hill Lease. At closing, Buyer shall reimburse Seller for assigned security deposits as set forth on EXHIBIT I.

2.       CLOSING DATE.

         2.1 TIME AND PLACE OF CLOSING. The closing of the sale and purchase of the Assets (the "Closing") will take place at the offices of Morelli, Stieper and Gorecki, P.C., 37 West 570, Route 38, St. Charles, Illinois, at or before 2:30 P.M. Central Daylight Time, on February 17, 1998 or at such other time and place as the parties may establish (the date of the Closing being

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hereinafter referred to as the "Closing Date"). The transactions contemplated hereby shall be deemed to be effective as of 12:01 a.m., Central Daylight Time, on February 15, 1998.

         2.2 DELIVERIES BY SELLER. At or prior to the Closing, LM, and where applicable, Morelli and Schubert, shall execute and deliver or cause to be executed and delivered to Buyer the following:

         (a) A Bill of Sale, in substantially the form attached as EXHIBIT C hereto;

         (b) An Assignment and Assumption Agreement, in substantially the form attached as EXHIBIT D hereto;

         (c) Releases in substantially the form attached as EXHIBIT F hereto;

         (d) Noncompetition Agreements in substantially the form attached as EXHIBIT G hereto executed by LM, Morelli and Schubert and an assignment of non-competition agreements with the staff of LM;

         (e) An Assignment of Applications, in substantially the form attached as EXHIBIT J hereto;

         (f) A Certificate executed as of the Closing Date by a duly authorized officer of LM certifying: (i) the resolutions of the Board of Directors and Shareholders of LM approving the transactions contemplated hereby, and (ii) the accuracy of LM's representations and warranties and regarding its performance and compliance with all of the terms, provisions and conditions to be performed or complied with by LM at or before Closing;

         (g) The documents required pursuant to Section 7 of this Agreement;

         (h) A mutual termination of the Franchise AgreementS between the Seller, Morelli and Schubert and an affiliate of Buyer, substantially in the form attached as EXHIBIT L hereto;

         (i) An Estoppel Certificate and Consent to Assignment of Lease, in substantially in the form attached as EXHIBIT I hereto; and

         (j) Such other instruments of sale, transfer, conveyance and assignment as Buyer and its counsel may reasonably request, including, but not limited to the Title certificate for any vehicles acquired by Buyer.

         (k) Executed receipts from IW Management, Inc. for the payment of rent and security deposits on the Crest Hill Property, and executed receipts from LM for the reimbursement of security deposits, as described in Paragraph 1.12.

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         2.3 DELIVERIES BY BUYER. At or prior to Closing, Buyer shall execute and deliver or cause to be executed and delivered to Seller the following:

         (a) An Assignment and Assumption Agreement, in substantially the form attached as EXHIBIT D hereto;

         (b) A Release in substantially the form attached as EXHIBIT H hereto;

         (c) A Certificate executed as of the Closing Date by a duly authorized officer of Buyer certifying: (i) the resolutions of the Board of Directors of Buyer approving the transactions contemplated hereby, and (ii) the accuracy of Buyer's representations and warranties and regarding its performance and compliance with all of the terms, provisions and conditions to be performed or complied with by Buyer at or before Closing;

         (d) Such other instruments of assumption as Seller and their counsel may reasonably request; and

         (e) A Subordinated Note in substantially the form attached as EXHIBIT
M.

         (f) Fully executed five (5) year lease for Crest Hill property in substantially the form attached as EXHIBIT O.

         (g) Closing statement reflecting pro-rated items and credits.

3. REPRESENTATIONS AND WARRANTIES OF SELLER, MORELLI AND SCHUBERT. LM, Morelli, and Schubert, jointly and severally, as a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, make the following representations and warranties to Buyer. Exceptions to such representations and warranties are set forth in the disclosure schedule accompanying this Agreement (the "Disclosure Schedule" at SCHEDULE 3.6). The Disclosure Schedule shall be effective to modify only those representations and warranties to which the Disclosure Schedule makes explicit reference. The phrase "to any Seller's knowledge" or similar language used in this Section 3 shall, in each case, mean the best knowledge of any Seller, after reasonable investigation. Unless specifically stated otherwise, each of the representations and warranties stated herein are made by Morelli and Schubert as individuals and as shareholders and officers of "Seller" shall include Morelli and Schubert. Morelli and Schubert agree that the consideration recited herein is sufficient and adequate for purposes of the representations and warranties made, and that that they each shall be bound personally for each representation and warranty stated in Sections 3.1 through 3.19. Unless stated otherwise herein, the representations and warranties of Morelli and Schubert made in this Agreement shall survive the Closing, and thereafter will be effective through February 17, 2003. Buyer agrees that, absent fraud by Moreli or Schubert,

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Buyer will not pursue Morelli or Schubert, subsequent to February 17, 2003, for a breach of a warranty or representation made herein by LM.

         3.1 TITLE TO ASSETS. Except as described in SCHEDULE 3.3 hereto, Seller has good, marketable and unencumbered title to the Assets (or, with respect to any real or personal property leases included in the Assets, a valid leasehold interest therein), free and clear of all mortgages, security interests, liens, claims, encumbrances, title defects, pledges, charges, assessments, covenants, encroachments and burdens of any kind or nature whatsoever, and have full right and authority to transfer and deliver all the Assets. Except as described in
SCHEDULE 3.3 hereto, upon consummation of the transactions contemplated hereby, Seller shall have transferred to Buyer good, marketable and unencumbered title to the Assets (or with respect to any real or personal property leases included in the Assets, a valid leasehold interest therein), free and clear of all mortgages, security interests, liens, claims, encumbrances, title defects, pledges, charges, assessments, covenants, encroachments and burdens of any kind or nature whatsoever, except for those retained assets set forth in paragraph 1.2, "ASSETS RETAINED BY SELLER". The Assets constitute all of the assets that are used in connection with, necessary for, or beneficial to the operation of the Business.

         3.2 CORPORATE STATUS OF LM. LM is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois. LM is qualified to do business and in good standing in each jurisdiction where the operation of its business requires that it be so qualified. LM has all requisite corporate power and authority to own, operate and lease its properties and assets, to conduct its business as it is now being conducted, to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. An accurate and complete copy of the Articles of Incorporation and Bylaws of LM, as presently in effect, are included as an attachment to SCHEDULE 3.2 hereto.

         3.3 AUTHORITY CONCERNING THIS AGREEMENT. The execution, delivery and performance by Seller, Morelli, and Schubert of this Agreement and of each agreement, document or instrument executed and delivered or to be executed and delivered in connection with the transactions contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized and approved by all necessary corporate action of Seller. This Agreement is (and, when executed and delivered, each agreement, document or instrument to be executed and delivered in connection with the transactions contemplated hereby will be) valid and binding upon Seller, and enforceable against Seller in accordance with its terms except to the extent that enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency or moratorium laws, or other laws affecting the enforcement of creditors' rights or by the principles governing the availability of equitable remedies.

         3.4 CONDITION OF REAL AND PERSONAL PROPERTY; LEASES. All real property leased by Seller and used in the operation of the Business is listed and described in SCHEDULE 1.4 hereto. To the best of Seller's knowledge, all buildings and improvements located thereon are in operating condition and repair, subject only to normal wear and tear. All material items of tangible personal property and assets owned or leased by Seller and used in the operation of the Business are described in SCHEDULE 1.1 hereto. All machinery and equipment listed in SCHEDULE 1.1 conforms to all applicable ordinances, regulations, and zoning or other laws. Except as described in
SCHEDULE 1.1, all items listed on SCHEDULE 1.1 are in operating condition and repair, subject only to normal wear and tear, and are adequate to conduct the Business as it is now being conducted. Seller has delivered to Buyer accurate and complete copies of all leases relating to real and personal property leased by Seller and used in the operation of the Business and, except as described in
SCHEDULE 3.4, all such leases are in full force and effect, no event of default has been declared thereunder and, to the Seller's knowledge, no basis for any default exists.

         3.5 FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES. Attached hereto as part of SCHEDULE 3.5 are the Seller' Financial Statements up through the period ending December 31, 1997. The Financial Statements (a) present fairly the financial position and results of operations of the Seller for the dates or periods indicated thereon, (b) have been prepared in Accordance with generally accepted accounting principles applied on a consistent basis throughout the period indicated and (c) accurately reflect the transactions, assets and liabilities of Seller as of the dates and for the periods presented. Except as set forth in the Financial Statements or on SCHEDULE 3.5 hereto, Seller have no debts, liabilities or obligations, whether direct or indirect, accrued, absolute, contingent, matured, known, unknown or otherwise, and whether or not of a nature required to be reflected or reserved against in a balance sheet in accordance with generally accepted accounting principles. Seller are not aware of any basis for the assertion of any claims or liabilities of any nature which are not fully reflected or reserved against in the Financial Statements or otherwise disclosed in SCHEDULE 3.5 hereto.

         3.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since January 8, 1998, Seller have conducted their business only in the normal and ordinary course in substantially the same manner as heretofore conducted and have used all reasonable efforts consistent with normal business practices to preserve and promote such business and to avoid any act that might have a material adverse effect upon the value of such business as a going concern or upon the Assets. No event has occurred to prevent the Seller business from operating in a normal and usual manner and in substantially the same manner as heretofore operated. Except as expressly set forth in SCHEDULE 3.6 hereto and since the date noted herein.

         (a) There has not been any damage, destruction or loss, whether covered by insurance or not, materially and adversely affecting the Seller business or the Assets;

         (b) There has not been any increase (other than normal merit or cost-of-living increases in the ordinary course of business and consistent with past practices) or material change: (i) in compensation or bonuses payable to or to become payable by Seller to its officers, employees or agents, or (ii) in any insurance, pension or other benefit plan, payment or arrangement made to, for or with any of such officers, employees or agents; or (iii) other material change in the employment terms of any officer, employee or agent of Seller;

         (c) There has not been any sale, transfer or other disposition of any tangible or intangible asset, or real or personal property or interest therein, or any mortgage, lien or encumbrance placed thereon except in the ordinary course of business and consistent with past practice;

         (d) There have not been any capital expenditures, capital additions, capital improvements or charitable contributions made, or committed to be made, involving, individually or in the aggregate, Two Thousand Five Hundred Dollars and 00/100 ($2,500.00) or more, without the prior written consent of Buyer;

         (e) There has not been any failure to maintain any of Seller's books, accounts and records in the usual, regular and ordinary manner and in accordance with good business practices and consistent with past practice;

         (f) There has not been any action taken or omitted to be taken by Seller which could cause (with or without the giving of notice or the passage of time, or both) the breach, default, acceleration, amendment, termination or waiver of or under any Material Agreement (as hereinafter defined) or the imposition of any lien, encumbrance, mortgage or other claim or charge against the Assets;

         (g) There has not been any liability, obligation or commitment incurred by Seller involving, individually or in the aggregate, more than Two Thousand Five Hundred Dollars and 00/100 ($2,500.00);

         (h) Neither Seller, Morelli nor Schubert have entered into, nor has Seller, or the Assets become subject to, any contracts, agreements, commitments, indentures, mortgages, notes, bonds, license, real or personal property leases or other obligations of the type required to be disclosed in SCHEDULE 3.7 hereto that are not otherwise disclosed herein;

         (i) Neither Seller, Morelli, nor Schubert have made any capital investment in, any loan to, or any acquisition of the securities or assets of any person or entity;

         (j) There has been no change made or authorized in the charter or bylaws of Seller;

         (k) There has not been any other event or condition of any character which, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on the Assets or on the business, financial condition or operations of Seller;

         (l) Seller has not issued, sold or otherwise disposed of any of its capital stock or granted any options, warrants or other rights to purchase or obtain any of its capital stock;

         (m) Seller has not declared, set aside or paid any dividend nor made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased or otherwise acquired any of its capital stock;

         (n) Neither Seller, Morelli, nor Schubert have not made any loan to, or entered into any other transaction with, any of its directors, officers or employees;

         (o) There are no pending uninsured claims for workers compensation submitted by any employee of Seller with respect to services performed on behalf of Seller, or facts or state of facts existing which could give rise to claims for workers compensation by any employee of Seller with respect to services performed on behalf of Seller which exceed individually Five Thousand Dollars and 00/100 ($5,000); and

         (p)      There has not been any commitment to do any of the foregoing.

         3.7 CONTRACTS AND COMMITMENTS. EXHIBIT A and SCHEDULE 3.7 hereto together include a true, correct and complete list of all material contracts, agreements, commitments, indentures, mortgages, notes, bonds, licenses, real and personal property leases and other obligations to which Seller are a party, by which Seller or their assets or properties are bound or may be affected or which otherwise relate to the Business (the "Material Agreements"). Without limiting the generality of the foregoing, the term Material Agreement includes: (a) any lease or license with respect to any Assets, whether a Seller is tenant, landlord, licensor or licensee thereunder; (b) any agreement, contract, indenture or other instrument relating to the borrowing of money or the guarantee of any obligation or the deferred payment of the purchase price of any Assets; (c) any agreement concerning a partnership or joint venture; (d) any agreements between LM on the one hand and any of its shareholders, officers, directors or employees on the other; (e) any agreement relating to confidentiality or noncompetition; (f) any preferential purchase right, right of first refusal or similar agreement; (g) any agreement entered into outside of the ordinary course of business; or (h) any other agreement (or group of related agreements) which could involve expenditures (in cash or in kind) by Seller in excess of Two Thousand Five Hundred Dollars and 00/100 ($2,500.00) per year. True and complete copies of all of the Material Agreements are included as part of SCHEDULE 3.7 hereto. Each of the Material Agreements listed in EXHIBIT A and
SCHEDULE 3.7 are valid, binding and enforceable in accordance with their respective terms and are in full force and effect and were entered into in the ordinary course of business on an "arms length" basis. Seller, Morelli and Schubert make no warranty or representation concerning the enforceability of the Employee Covenant Not to Compete Agreements. Buyer acknowledges George Barton terms of contract and enforceability are being disputed by Barton. No part of Seller's rights or benefits under any Material Agreement has been assigned, transferred, or in any way encumbered. Seller are not in breach of nor have Seller defaulted under any of the Material

Agreements and no occurrence or circumstance exists which constitutes (with or without the giving of notice or the passage of time or both) a breach or default by Seller under any Material Agreement. The other parties to the Material Agreements are not in default thereunder and no occurrence or circumstance exists which constitutes or would constitute (with or without the giving of notice or the passage of time or both) a breach or default by the other party thereunder. Except as set forth on SCHEDULE 3.7 hereto, neither Seller nor any of the Assets are bound by or subject to any contract, agreement, commitment, indenture, mortgage, note, bond, license, real or personal property lease or other obligation which on the Closing Date cannot be terminated upon thirty (30) days written notice by Seller or Buyer without penalty or other obligation being incurred upon such termination.

         3.8 INTELLECTUAL PROPERTY. Seller owns or is licensed to use all patents, trademarks, copyrights, trade names, service marks and other trade designations, including common law rights, registrations, applications for registration, technology, know-how or processes necessary to conduct the Business ("Intellectual Property"), free and clear of and without conflict with the rights of others. Each item of Intellectual Property owned or used by Seller immediately prior to the Closing shall be owned or available for use by Buyer on identical terms and conditions immediately subsequent to the Closing. Seller has taken all necessary and desirable action to maintain and protect each item of Intellectual Property that Seller owns or uses and to consummate the transfer and assignment thereof to Buyer. Seller has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property Rights of third parties, and Seller has not received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation. To the knowledge of Seller, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of Seller. SCHEDULE 3.8 hereto contains a true and correct description of the following:

         (a) All Intellectual Property currently owned, in whole or in part, by Seller, and all licenses, royalties, assignments and other similar agreements relating to the foregoing to which Seller are a party; and

         (b) All agreements relating to Intellectual Property that Seller is licensed or authorized to use from others or which Seller licenses or authorizes others to use.

         3.9 TAXES. All federal, state, local and foreign tax returns (including information returns) and reports of Seller required by any applicable law, rule, regulation or procedure of any federal, state, local or foreign agency, authority or body to be filed have been duly filed by such Seller. Seller has either (i) paid all federal, state, county, local, foreign and other taxes (hereinafter "Taxes" or individually a "Tax") required to be paid by them through the Closing Date and all deficiencies or other additions to Tax, including interest or penalties owed in connection with any such Taxes or (ii) included adequate provision for all such Taxes and deficiencies or other additions to Tax applicable to Seller in the Seller' Financial Statements. All

Taxes and other assessments and levies required to be collected or withheld by Seller with respect to the operation of their business from customers with respect to sales of products or from employees for income taxes, social security taxes and unemployment insurance taxes have been collected or withheld, and either paid to the respective governmental agencies, or set aside in an account owned by Seller and established for that purpose.

         Seller is not a party to any pending action or proceeding regarding assessment or collection of Taxes by any governmental authority. To Seller's knowledge, no action or proceeding regarding assessment or collection of Taxes is threatened against Seller. There are no facts or state of facts existing that (with or without the giving of notice) or the passage of time or both) could form the basis for any such action or proceeding. Seller has not executed or filed any agreement with the Internal Revenue Service or any other taxing authority extending the period for the assessment or collection of any Taxes.

         3.10 LITIGATION. There is no suit, proceeding, action, claim or investigation, at law, in equity or by any government agency, pending or, to the knowledge of Seller, Morelli, or Schubert, threatened against or affecting in any way the assets, properties or property interests of Seller. There are no facts or state of facts existing that (with or without the giving or notice or the passage of time or both) could form the basis for any such suit, proceeding, action, claim or investigation, except for litigation threatened by George Barton relating to his employment with Seller. Neither Seller nor any of their assets, property or property interests is subject to any judgment, order, writ, injunction or decree of any court or any federal, state, municipal, foreign or other governmental authority, department, commission, board, bureau, agency or other instrumentality except as garnishments against certain employees of Seller.

         3.11 EMPLOYEE BENEFIT PLANS; ERISA.

         (a) SCHEDULE 3.11 hereto contains a true and complete list of each pension, retirement, profit sharing, deferred compensation, stock option, stock purchase, bonus, medical, welfare, disability, severance or termination pay, insurance or incentive plan, and each other employee benefit plan, program, agreement or arrangement, whether funded or unfunded, sponsored, maintained or contributed to or required to be contributed to by Seller, including without limitation, Seller's 401(k) plan (the "401(k) Plan"), or by any trade or business, whether or not incorporated, that together with Seller would be deemed a "single employer" within the meaning of Section 4001 of ERISA (a "Company ERISA Affiliate"), for the benefit of any employee or terminated employee of Seller or any Seller ERISA Affiliate (the "Plans"). SCHEDULE 3.11 identifies each Plan that is an "employee benefit plan," within the meaning of Section 3(3) of ERISA (the "ERISA Plans").

         (b) Seller does not now have, nor has it ever had, any unionized employees. Consequently, Seller does not participate currently and has never participated in and is not required currently and has never been required to contribute to or otherwise participate in any

"multi-employer plan", as defined in Sections 3(37)(A) and 4001(a)(3) of ERISA and Section 414(f) of the Code.

         (c) True and complete copies of each of the Plans and the trusts included in the 401(k) Plan have been furnished to Buyer. To the extent noT yet furnished to Buyer, there shall be furnished to Buyer within ten (10) days of the date hereof, with respect to each of the Plans, the most recent financial statement and the most recent actuarial report prepared with respect to any of such Plans that are funded, the most recent Internal Revenue Service ("service") determination letter, the most recent Summary Plan Description and the most recent Annual report together with a statement setting forth any such documents which cannot be furnished; and any such documents furnished and the nature of the documents which cannot be furnished shall be reasonably satisfactory to Buyer.

         (d) With respect to each Plan intended to be "qualified" within the meaning of Section 401(a) of the Code, a determination letter from the Service has been received to the effect that the Plan is qualified under Section 401 of the Code and any trust maintained pursuant thereto is exempt from federal income taxation under Section 501 of the Code, and nothing has occurred or will occur through the Closing Date (including without limitation the transactions contemplated by this Agreement) which would cause the loss of such qualification or exemption or the imposition of any penalty or tax liability.

         (e) All contributions required by each Plan or by law with respect to all periods through the Closing Date shall have been made by such date (or provided for by Seller by adequate reserves on its financial statements) and no excise or other taxes have been incurred or are due and owing with respect to the Plan because of any failure to comply with the minimum funding standards of ERISA and the Code.

         (f) No "accumulated funding deficiency", as defined in Section 302 of ERISA, has been incurred with respect to any Plan, whether or not waived.

         (g) No "reportable event" of the type set forth in Section 4043 of ERISA has occurred and is continuing with respect to any Plan.

         (h) Seller does not currently maintain, and has never maintained, any defined benefit pension plan within the meaning of ERISA. There are no violations of ERISA or the Code with respect to the filing of applicable reports, documents, and notices regarding any Plan with the Secretary of Labor, Secretary of the Treasury, or the Pension Benefit Guaranty Corporation (the "PBGC") or furnishing such documents to participants or beneficiaries, as the case may be. No Plan is under audit by the Service or the Department of Labor.

         (i) No claim, lawsuit, arbitration, or other action has been threatened, asserted, or instituted against any plan, any trustee or fiduciaries thereof, the Seller, or any of the assets of any trust maintained under any Plan.

         (j) All amendments required to bring any Plan into conformity with any of the applicable provisions of ERISA and the Code have been duly adopted.

         (k) Any bonding required with respect to any ERISA Plan in accordance with applicable provisions of ERISA has been obtained and is in full force and effect.

         (l) Each Plan has been operated and administered in accordance with its terms and the provisions of ERISA and the Code (including rules and regulations thereunder) applicable thereto and in practice is tax qualified under Sections 401(a) and 501 of the Code.

         (m) Each Plan intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified and the trusts maintained under such Plan is exempt from taxation under Section 501(a) of the Code.

         (n) The Seller has not incurred nor reasonably expects to incur any liability to the PBGC.

         (o) No "prohibited transaction", as such term is defined in Section 4975 of the Code and Section 406 of ERISA, has occurred with respect to any Plan (and the transactions contemplated by this Agreement will not constitute or directly or indirectly result in such a "prohibited transaction") which could subject Seller, Buyer, or any officer, director or employee of any of the foregoing, or any trustee, administrator or other fiduciary, to a tax or penalty on prohibited transactions imposed by either Section 502 of ERISA or Section 4975 of the Code.

         (p) No Plan is under audit by the Service or the Department of Labor.

         (q) The present value, determined on a termination basis, of all accrued benefits, vested and unvested, under each plan, determined using the actuarial valuation assumptions and methods (including interest rates) contained in the most recent actuarial report for such Plan, does not exceed the assets thereof allocable to such benefits.

         (r) No welfare benefit plan (within the meaning of Section 3(1) of ERISA) provides for continuing benefits or coverage for any participant or beneficiary of a participant after such participant's termination of employment, except as may be required by COBRA at the expense of the participant or the beneficiary of the participant.

         (s) The Seller does not currently maintain or contribute to any severance pay plan.

         (t) No individual shall accrue or receive any additional benefits, service, or accelerated rights to payment of benefits under any Plan as a result of the actions contemplated by this Agreement.

         (u) Seller has complied with all of the requirements of Code Section 4980B and Part 6 of Title I of ERISA ("COBRA").

         3.12 CONSENTS AND APPROVALS; NO VIOLATION. Neither the execution nor delivery by Seller of this Agreement, or any agreement, document or instrument executed and delivered or to be executed and delivered in connection with the transactions contemplated hereby, nor the consummation by Seller of the transactions contemplated hereby or thereby, nor compliance by Seller with any of the provisions hereof or thereof, will (a) conflict with or result in a breach of any provision of Seller's Articles of Incorporation or Bylaws, (b) result in the breach of, or conflict with, any of the terms and conditions of, or constitute a default (with or without the giving of notice or the passage of time or both) with respect to, or result in the cancellation or termination of, or the acceleration of the performance of any obligations or of any indebtedness under, any Material Agreement, (c) result in the creation of a lien, security interest, charge or encumbrance upon any of the Assets, or (d) violate any law or any rule or regulation of any administrative agency or governmental body, or any order, writ, injunction or decree of any court, administrative agency or governmental body to which any Seller or its properties or assets may be subject. No approval, authorization, consent or other action of, or filing with, or notice to any court, administrative agency or other governmental authority or any other person or entity is required for the execution and delivery by any Seller of this Agreement or any agreement, document or instrument executed and delivered or to be executed and delivered in connection with the transactions contemplated hereby or thereby, or the consummation of the transactions contemplated hereby or thereby.

         3.13 LICENSES, PERMITS AND AUTHORIZATIONS. Seller has all permits, licenses, certificates of occupancy, approvals or other authorizations from and registrations with federal, state, municipal and foreign governmental agencies and private associations necessary to operate their business (collectively the "Permits") and all such Permits are in full force and effect and no suspension or cancellation of any such Permit is threatened. All such Permits shall continue in full force and effect on behalf of Buyer following consummation of the transactions contemplated by this Agreement. A list of the Permits is included in SCHEDULE 3.13 hereto. Seller makes no representation whether any or all of the permits, licenses, or approvals can be transferred to Buyer.

         3.14 INSURANCE. SCHEDULE 3.14 hereto contains a complete list of all insurance policies maintained by Seller with respect to the Business or the Assets. Such insurance is in full force and effect; will not terminate or lapse by reason of the transaction contemplated hereby; and is sufficient for compliance with all requirements of law and any agreements to which Seller is a party or by which the Assets are bound.

         3.15 GUARANTEES. Except as set forth in SCHEDULE 3.15 attached hereto, neither the Business nor any of the Assets are or will be at the Closing, directly or indirectly, (i) liable, by guarantee or otherwise, upon or with respect to, (ii) obligated, by discount or repurchase agreement or in any other way, to provide funds in respect of, or (iii) obligated to guarantee or assume, any debt, dividend or other obligation of any person, corporation, association, partnership or other entity.

        3.16 CORPORATE AND PERSONNEL DATA; LABOR RELATIONS. To the best of Seller's knowledge, Seller is in compliance with all federal, state, local and foreign laws, rules and regulations affecting employment and employment practices of Seller, including those relating to terms and conditions of employment and wages. There are no complaints pending, or to Seller's knowledge threatened, against Seller in connection with any employment related matters, except a potential claim by George Barton. Seller is not a party to any collective bargaining agreement. SCHEDULE 3.16 includes a monthly report that reflects Seller' current payroll; this report accurately reflects Seller' entire current monthly payroll obligations to their employees. SCHEDULE 3.16 also includes a list of the names and compensation levels of any consultants, independent contractors or temporary employees regularly utilized by Seller.

         3.17     COMPLIANCE WITH LAWS/ENVIRONMENTAL MATTERS.

         (a) To the best of Seller's knowledge, Seller has at all times conducted their business and the Assets have been held in compliance with all applicable laws, regulations, ordinances, orders and other requirements of governmental authorities having jurisdiction over Seller. Seller has not received any formal or informal notice, advice, claim or complaint alleging that Seller has violated or may have violated any law, regulation, ordinance or order and, to Seller' knowledge, no such notice, advice, claim or complaint of any type is threatened. Seller has at all times complied and presently comply with all applicable federal, state, local and foreign laws, rules and regulations respecting occupational safety and health standards and Seller has not received complaints from any employee or any federal, state, local or foreign agency alleging any violation of any federal, state, local or foreign laws respecting occupational safety and health standards.

         (b) To the best of Seller's knowledge, without limiting the generality of the foregoing, (i) all real property owned or leased by Seller and all buildings, fixtures, equipment and other improvements located thereon and the present use thereof comply in all respects with applicable fire codes, building codes, health codes, ordinances and regulations; (ii) the business operations of Seller (including without limitation their leased and owned real property) are in compliance with all applicable statutes, regulations, ordinances, decrees or orders of governmental authorities relating to the environment (collectively the "Environmental Laws") including without limitation those relating to Hazardous Materials (as hereinafter defined); however, Seller shall not be responsible for nor shall there be a set off for leased real property not complying with applicable environmental laws, including, without limitation those relationg to "Hazardous Materials" and applicable fire codes, building codes, health codes, ordinances, and regulations; (iii) no Hazardous

Material has been spilled, released, deposited or discharged on any of Seller's owned or leased real property, no such real property has been used as a landfill or waste disposal site, and such real property is free from pollution; (iv) no notice, information, request, citation, summons or order has been received by Seller and no complaint has been filed and no penalty has been assessed or threatened by any governmental authority with respect to (x) any alleged violation by Seller of any Environmental Law, (y) any alleged failure by Seller to have any environmental permit required in connection with the operation of their business or (z) any generation, treatment, storage, recycling, transportation of disposal of any Hazardous Material; and (v) there have not previously been and are not presently any claims of any nature pursuant to any Environmental Law on any properties owned or leased by Seller. (As used in this Agreement, the term Hazardous Material(s) means any hazardous or toxic substance, material or waste or pollutants, contaminants or asbestos containing material which is regulated by any authority in any jurisdiction in which Seller does business.

         3.18 ACCRUED VACATION. There is no accrued vacation for any employee of Seller other than vacation accrued since January 1, 1998.

         3.19 ASSISTANCE. Schubert shall assist OutSource with the transition of ownership for a minimum of thirty (30) hours and a maximum of forty (40) hours a month for as long as needed, but not to exceed two (2) months from the Closing Date, at the operational locations.

         3.20 ACCURACY OF INFORMATION FURNISHED. No statement contained in this Agreement or any Exhibit or Schedule attached hereto, and no statement contained in any certificate or other instrument or document furnished by or on behalf of Seller pursuant to this Agreement including, but not limited to, information relating to Seller's workers compensation premiums, losses, experience, claims, payroll and employee classification, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact that is necessary to make the statements contained herein or therein not misleading.

4. REPRESENTATIONS AND WARRANTIES OF BUYER. As a material inducement for Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer represents and warrants to Seller as follows:

         4.1 ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Illinois. Buyer has all requisite corporate power and authority to own and operate its properties, to carry on its business as now being conducted and to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

         4.2 AUTHORITY CONCERNING THIS AGREEMENT. The execution, delivery and performance by Buyer of this Agreement and of each agreement, document or instrument executed and delivered or to be executed and delivered in connection with the transactions contemplated hereby, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all necessary corporate action of Buyer. This Agreement is (and, when executed and delivered, each agreement, document or instrument to be executed and delivered in connection with the transactions contemplated hereby will be) valid and binding upon Buyer, and enforceable against Buyer in accordance with their respective terms except to the extent that enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency or moratorium laws, or other laws affecting the enforcement of creditors' rights or the principles governing the availability of equity remedies.

         4.3 NO PROHIBITION. No Agreement or Contract has been entered by Buyer, which would prohibit Buyer from entering or performing this Agreement.

         4.4 PERMISSION. No permission of any person, individual, group, committee, body or entity outside the Board of Directors of the Buyer is or will be required in order for Buyer to lawfully enter or perform this Agreement or any Agreement referenced herein, however this transaction was previously approved by Bank of Boston, Triumph Capital Group and Bachow and Associates.

         4.5 CORPORATE STATUS. An accurate and complete copy of the Articles of Incorporation and Bylaws of Buyer, with all amendments thereto is presently in effect, as included in SCHEDULE 4.5 hereto.

5.       INDEMNIFICATION AND SET-OFF.

         5.1 INDEMNIFICATION OBLIGATION OF SELLER, MORELLI, AND SCHUBERT. LM, Morelli, and Schubert, jointly and severally, hereby agree to defend, indemnify and hold harmless Buyer from, against and in respect of any loss, cost, damage or expense, including but not limited to, legal and accounting fees and expenses (and sales taxes thereon, if any) asserted against, imposed upon or paid, incurred or suffered by Buyer (a "Loss"):

         (a) as a result of, arising from or in connection with any material breach of any representation, warranty, covenant or agreement of Seller, Morelli, or Schubert in this Agreement or in any agreement, document or instrument executed and delivered in connection with the transactions contemplated hereby; however, the liability of Morelli and Schubert for breach of a their respective non-competition agreements, executed in connection with this Agreement, shall be individual, and not joint and several;

         (b) any material misrepresentation or material inaccuracy in, or material omission from the Disclosure Schedule (Schedule 3.6)or from any certificate, schedule, statement, document or instrument furnished by Seller, Morelli, or Schubert to Buyer in connection with the transactions contemplated by this Agreement.

         5.2 INDEMNIFICATION OBLIGATION OF BUYER. Buyer hereby agrees to defend, indemnify and hold harmless Seller Morelli and Schubert from, against and in respect of any loss, cost, damage or expense, including but not limited to, legal and accounting fees and expenses (and sales taxes thereon, if any) asserted against, imposed upon or paid, incurred or suffered by Sellers, Morelli and/or Schubert (a "Loss"):

         (a) as a result of, arising from or in connection with any material breach of any representation, warranty, covenant or agreement of Buyer in this Agreement or in any agreement, document or instrument executed and delivered in connection with the transactions contemplated hereby; or

         (b) as a result of, arising from or in connection with the Assumed Obligations.

         (c) as a result of, arising from or in connection with Buyer's operation of the Business subsequent to the Closing and not related to, or caused by any act or omission of Seller.

         (d) as a result of, arising from, or in connection with the assumption or use by Buyer of Seller's SUTA rate subsequent to the Closing.

         (e) as a result of, arising from, or in connection with the employment contract of George Barton.

         5.3 INDEMNITY PROCEDURE. A party hereto agreeing to be responsible for or to indemnify against any matter pursuant to this Agreement is referred to herein as the "Indemnifying Party" and the other party claiming indemnity is referred to as the "Indemnified Party." The Indemnified Party under this Agreement shall give prompt written notice to the Indemnifying Party of any liability which might give rise to a claim of indemnity under this Agreement; provided, however, that any failure to give such notice shall not waive any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are actually prejudiced. As to any claim, action, suit or proceeding by a third party, the Indemnifying Party shall be entitled to assume defense thereof (at its expense) provided that counsel for the Indemnifying Party who shall conduct the defense of such claim shall be approved by the Indemnified Party, which approval shall not be unreasonably withheld. The Indemnified Party shall provide such cooperation and such access to its books, records and properties as the Indemnifying Party shall reasonably request with respect to such matter; and the parties hereto agree to cooperate with each other in order to ensure the proper and adequate defense thereof. If in the Indemnified Party's reasonable judgment, a conflict of interest between the Indemnified Party and the Indemnifying Party exists in respect of a claim, or, if the Indemnifying Party, after written notice from the Indemnified Party, fails to take timely action to defend a claim, the Indemnified Party may assume defense of such claim or action with counsel of its choosing at the Indemnifying Party's cost.

         An Indemnifying Party shall not make any settlement of any claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld. Without limiting the generality of the foregoing, it shall not be deemed unreasonable to withhold consent to a settlement (i) involving injunctive or other equitable relief against the Indemnified Party or its assets, employees or business or (ii) which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of such claim or litigation.

         5.4 LIMITATIONS OF INDEMNITY. The obligation to indemnify is limited in the aggregate to SIX MILLION SEVEN HUNDRED THOUSAND and 00/100 Dollars ($6,700,000.00), excluding any reasonable costs incurred to bring or defend an action or suit.

         5.5 PAYMENT. The Indemnifying Party shall pay to the Indemnified Party any amounts owed to the Indemnified Party pursuant to this Section 5 within twenty (20) days after written request from the Indemnified Party to the Indemnifying Party to make such payment accompanied by appropriate substantiating documentation. In determining the amount owed hereunder, the parties shall make appropriate adjustments for tax benefits and insurance proceeds. Upon the payment in full of any claim, the Indemnifying Party shall be subrogated to the rights of the Indemnified Party against any person, firm or entity with respect to the subject matter of the claim or litigation.

         5.6 BUYER'S RIGHT OF SET-OFF. In the event any claim of a right to indemnification is made by Buyer, Buyer may, at its sole option, after complying with the set off procedures stated in paragraph 5.6.1, satisfy all or a portion of a loss by way of setoff against amounts due to Seller under the Subordinated Notes. Buyer's right of setoff shall not constitute a limitation on Buyer's rights hereunder or a measure of liquidated damages and Buyer may seek full indemnification for all damages suffered and may pursue all rights and remedies available to it, at law or in equity, against any party hereto, jointly or severally, without seeking recourse against any other party and without exercising any right of setoff.

         5.6.1 RIGHT TO SET-OFF PROCEDURE. In the event that Buyer believes that there is reason to exercise a right of set-off, Buyer must follow the following procedure prior to setting off an amount:

          (a) Provide written notice to Seller, as provided in paragraph 10.9 herein, stating the basis for the right of set-off and the amount to be set off;

          (b) Seller shall have twenty (20) days thereafter to cure the alleged breach or other violation forming the basis for the right of set-off;

          (c) If the Seller does not cure the alleged breach or other violation to the satisfaction of Buyer, then Buyer may exercise the right of set-off; however, if it is ultimately determined by a tribunal of competent jurisdiction that Buyer did not have the right to set-off under this Agreement, Buyer shall pay to Seller as a penalty, in addition to the set-off amount, plus interest at Eighteen (18%) per annum, two times all attorneys fees and costs incurred by Seller to defend or challenge the Buyer's election to set-off.

6. CONDITIONS PRECEDENT TO SELLER' OBLIGATION TO CLOSE. Seller' obligation to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to Closing, of each of the following conditions precedent (any or all of which may be waived in writing, in whole or in part, by Seller):

         6.1 PERFORMANCE OF OBLIGATIONS. Buyer shall have performed all of its obligations and complied with all of its covenants required to be performed or to be complied with by it under this Agreement on or prior to the Closing Date.

         6.2 REPRESENTATIONS AND WARRANTIES. Each representation and warranty of Buyer contained in this Agreement shall be true and correct both at the date on which this Agreement is signed and at and as of the Closing Date as if made at and as of such time.

         6.3 DELIVERIES. Buyer shall have delivered or caused delivery of the items set forth in Section 2.3 of this Agreement.

7. CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE. Buyer's obligation to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to Closing, of each of the following conditions precedent (any or all of which may be waived in writing, in whole or in part, by Buyer):

         7.1 PERFORMANCE OF OBLIGATIONS. LM, Morelli, and Schubert shall have performed all of the obligations and complied with all of the covenants required to be performed or to be complied with by them under this Agreement on or prior to the Closing Date.

         7.2 APPROVALS. Seller, and if applicable, Morelli and Schubert, shall have delivered to Buyer any and all approvals, consents or assignments necessary for the consummation of the transactions contemplated hereby, including, without limitation, any consents required (i) by any governmental or administrative body, (ii) under any Material Agreement, (iii) under any insurance policies that Buyer has determined should continue in force after the Closing, or (iv) under any Permit.

         7.3 ACCESS. Buyer shall have had full and complete access during normal business hours to the properties, assets, books, agreements, files and records of Seller for the purpose of verifying the information set forth herein. Buyer and Seller agree that Buyer has not, as of the date of signing this Agreement, completed its due diligence review of the Seller or the Assets. Buyer and Seller further agree that Buyer may continue its due diligence review after the signing of this Agreement and that Buyer is under no obligation to consummate the Closing if, in its sole discretion, it is not satisfied with the results of its due diligence review or the disclosures provided in the Disclosure Schedule. Buyer's due diligence investigation shall not relieve Seller from any liability in connection with its representations and warranties set forth in this Agreement.

         7.4 FINANCIAL STATEMENTS. Buyer shall have received copies of the Financial Statements for the years ended 1995, 1996, and 1997. Each of the Financial Statements shall be accompanied by a certificate of a company officer in form and substance satisfactory to Buyer. Buyer also shall have received a report of Seller' independent auditors (if any), in form and substance satisfactory to Buyer, regarding certain matters contained in the Financial Statements.

         7.5 PROPERTY. All of Seller' real and personal property shall be in good operating condition, structurally sound and in good repair. Notwithstanding the foregoing, Buyer acknowledges that Buyer is assuming Assumed Leases and acquiring the Assets in SCHEDULE 1.1 in an "as is" condition.

         7.6 APPROVAL. The board of directors of Seller shall have approved Seller entering into this Agreement and the consummation of the transactions contemplated hereby. The board of directors of Buyer shall have approved Buyer's entering into this Agreement and consummation of the transactions contemplated hereby.

         7.7 LITIGATION. There shall not have been instituted, pending or threatened against Seller, any suit, action or other proceeding by any private party or governmental agency, commission, bureau or body seeking to restrain or prohibit any of the transactions contemplated by this Agreement.

         7.8 INTENTIONALLY OMITTED

         7.9 NONCOMPETITION AGREEMENT. Buyer and LM, Morelli, and Schubert shall have entered into a Noncompetition Agreement in the form and containing the restrictive covenants as EXHIBIT G attached hereto.

         7.10 ABSENCE OF CERTAIN CHANGES OR EVENTS SCHEDULE. Seller shall have furnished to Buyer and its representatives true, correct and complete copies of all documents, agreements and instruments listed in the Absence of Certain Changes of Events Schedule (SCHEDULE 3.6).

         7.11 DELIVERIES. Seller, Morelli, and Schubert shall have delivered or caused delivery of the items set forth in Section 2.2 hereof.

         7.12 REPRESENTATIONS AND WARRANTIES. Each representation and warranty of Seller, Morelli, and Schubert contained in this Agreement shall be true and correct both at the date on which this Agreement is signed and at and as of the Closing Date as if made anew at and as of such time.

         7.13 OPINION OF SELLER' COUNSEL. Buyer shall have received an opinion from counsel of Seller dated as of the Closing Date and in substantially the form attached as EXHIBIT K hereto.

8. CERTAIN ADDITIONAL COVENANTS OF SELLER, MORELLI AND SCHUBERT Seller, Morelli, and Schubert covenant and agree with Buyer as follows:

         8.1 CONDUCT AND TRANSACTIONS PRIOR TO CLOSING. From and after the date of this Agreement until the Closing Date, except to the extent contemplated by this Agreement or otherwise consented to in writing by Buyer:

         (a) Seller shall operate its business in the same manner as presently conducted and only in the ordinary and usual course and consistent with past practice, and shall use all reasonable efforts to preserve intact its present business organization and to keep available the services of all employees, representatives and agents. Seller shall use all reasonable efforts, consistent with its past practices, to promote its business and shall not take or omit to take any action which causes, or which is likely to cause, any deterioration of their present business or relationships with suppliers or customers.

         (b) Seller shall maintain all of its properties and assets, tangible, in substantially the same condition and repair as such properties and assets are maintained as of the date hereof, ordinary wear and tear excepted, and shall take all reasonable steps necessary to maintain and protect its intangible assets. Seller shall not sell, lease or otherwise dispose of any of its assets except in the ordinary course of business consistent with past practice.

         (c) Without the prior written consent of Buyer, neither Seller, Morelli nor Schubert shall grant any salary increase to any employee, or enter into any new or amend or alter any existing employment agreement or bonus, incentive compensation, medical reimbursement, life insurance, deferred compensation, profit sharing, retirement, pension, stock option, group insurance, death benefit or other fringe benefit plans or other arrangements for its employees.

         (d) Seller shall keep its properties and business insured to the same extent as insured on the date hereof.

         (e) Neither Seller, Morelli, nor Schubert shall take any action or omit to take any action that could cause (with or without the giving of notice or the passage of time or both) the breach, default, acceleration, amendment, termination or waiver of or under any Material Agreement or the imposition of any lien, encumbrance, mortgage or other claim or charge against the Assets.

         (f) Seller shall maintain its books, accounts and records in accordance with good business practice and generally accepted accounting principles consistently applied.

         (g) Neither Seller, Morelli, nor Schubert shall not take any action that would cause its representations and warranties set forth herein not to be true and correct at and as of the Closing Date as if made at and as of such time.

         (h) Seller shall not declare, set aside or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock.

         (i) Seller, Morelli and Schubert shall use their best efforts to obtain the approvals referred to in Section 7 hereto.

         (j) From the Effective Date of this Agreement until the Closing Date, the aggregate number of employees of Seller shall not decrease by more than twenty five percent (25%) or more and the number of employees of Seller in any one office of Seller shall not decrease by more than twenty percent (20%).

         (k) Seller shall assume responsibility for the payment of all Federal and State income tax liabilities incurred through February 15, 1998.

         (l) In the event that Buyer desires to use and retain the benefit of Seller's unemployment insurance rating with respect to any employees of Seller whom Buyer desires to employ, Seller shall cooperate with Buyer with respect to the taking of such rating and to allow Buyer to retain the full benefit thereof.

         (m) Seller shall not otherwise engage in any practice, take any action or enter into any transactions of the sort described in Section 3.6.

9.       POST-CLOSING COVENANTS.

         9.1 FURTHER ASSURANCES. LM, Morelli, and Schubert, and Buyer covenant and agree that they will do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, any and all such further acts, instruments, papers and documents as may be necessary to carry out and effectuate the intent and purposes of this Agreement.

         9.2 AUDITS. Seller covenant and agrees to allow Buyer's independent auditors, on or before July 16, 1998, to prepare audited financial statements of Seller for the year ended December 31, 1997 and to deliver such audited statements to Buyer, together with a written consent to such auditors with respect to the use of those statements, and an agreement to provide signed opinions and consents with respect thereto, at any time and from time-to-time, at no cost to Seller, in any required filings with the Securities and Exchange Commission by Buyer for a period of seventeen (17) months after the Closing Date.

         9.3 ACCRUED VACATION. Seller covenant and agree, at their sole cost and expense, to pay, within two weeks of the Closing Date, all accrued vacation pay due and owing to any of Seller's employees, as of December 31, 1997, whom were employed by Buyer as of the Closing Date.

         9.4 PAYMENT OF ACCOUNTS RECEIVABLES. Buyer and Seller agree that in the event one receives payment on an account receivable of the other, the party receiving the payment shall deliver to the other party, within 45 days of receipt, the full amount of the payment. Any account receivable not turned over within forty-five (45) days of receipt, shall bear interest at twelve percent (12%) per annum until paid.

10.      MISCELLANEOUS.

         10.1 ENTIRE AGREEMENT. This Agreement and the Exhibits and Schedules to this Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior negotiations, understandings, agreements, arrangements and understandings, both oral and written, between the parties hereto with respect to such subject matter. The Exhibits and Schedules to this Agreement are incorporated into and constitute part of this Agreement.

         10.2 AMENDMENT. This Agreement may not be amended or modified in any respect, except by the mutual written agreement of the parties hereto.

         10.3 NO THIRD PARTY BENEFICIARY. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person, firm, corporation, partnership, association or other entity, other than the parties hereto and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

         10.4 SURVIVABILITY. Notwithstanding any investigation made by or on behalf of any party to this Agreement, the representations and warranties made under and in connection with this Agreement shall be true and correct on and as of the Closing Date with the same effect as if made on and as of such date and shall survive the Closing and consummation of all the transactions contemplated hereby.

         10.5 WAIVERS AND REMEDIES. The waiver by any of the parties hereto of any other party's prompt and complete performance, or breach or violation, of any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation, and the waiver by any of the parties hereto to exercise any right or remedy which it may possess hereunder shall not operate nor be construed as a bar to the exercise of such right or remedy by such party upon the occurrence of any subsequent breach or violation.

         10.6 SEVERABILITY. The invalidity of any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part hereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall be declared invalid by a court of competent jurisdiction, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, section or sections, or subsection or subsections had not been inserted.

         10.7 DESCRIPTIVE HEADINGS/RECITALS. Descriptive headings contained herein are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement. The recitals are incorporated into and made a part of this Agreement.

         10.8 COUNTERPARTS AND FACSIMILE SIGNATURES. This Agreement may be executed in counterparts by the separate parties hereto, all of which shall be deemed to be one and the same instrument. Facsimile signatures shall have the same effect as original signatures.

         10.9 NOTICES. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed to have been duly given: when delivered by hand; when delivered by facsimile (if written confirmation of receipt of the facsimile is obtained from the party to be charged with notice); five (5) days after being deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid; or on the second business day after being sent (prepaid for next day delivery), via Federal Express, Purolator Courier, DHL or other nationally recognized delivery service, as follows:

         If to Seller or Morelli

                                                   Louis J. Morelli, Esquire
                                                   36 West 439 Hunters Gate
                                                   St. Charles, Illinois 60174
                                                   Phone:  (630) 377-7500

         With a copy to:

                                              Louis J. Morelli, Esquire
                                              2902 Lincoln Highway
                                              St. Charles, Illinois  60174
                                              Phone:  (630) 377-7500

         If to Schubert:

                                              Matthew Schubert
                                              1529 Windy Hill Drive
                                              Northbrook, Illinois  60062

         If to Buyer:                         OutSource International of
                                                 America, Inc.
                                              Attention:  CEO
                                              1144 East Newport Center Drive
                                              Deerfield Beach, Illinois  33442
                                              Phone:   (954) 418-6200

         With a copy to:                      Brian M. Nugent, Esq.
                                              Vice President and General Counsel
                                              OutSource International of
                                                 America, Inc.
                                              Deerfield Beach, Illinois  33442
                                              Phone:   (954) 418-6580

         or to such other address as any party hereto may from time to time designate in writing delivered in a like manner.

         10.10 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. None of the parties hereto shall assign any of its rights or obligations hereunder without the express written consent of the other party hereto.

         10.11 APPLICABLE LAW. This Agreement shall be governed by, and shall be construed, interpreted and enforced in Accordance with, the laws of the State of Illinois.

         10.12 BROKERS AND AGENTS. Neither Seller nor Buyer has retained any broker with respect to the transaction contemplated pursuant to this Agreement. Accordingly, each party agrees to indemnify the other with respect to any claims made by any third party claiming a brokerage fee or commission arising out of the transaction contemplated by this Agreement from said party.

         10.13 EXPENSES. Each of the parties hereto agrees to pay all of the respective expenses incurred by it in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including accountants and attorneys fees.

         10.14 CONFIDENTIALITY. No party hereto shall divulge the existence of the terms of this Agreement, the transactions contemplated hereby or any information about another party that such party may have acquired in connection with the transaction, without the prior written approval of all of the parties hereto, except and as to the extent (i) obligated by law or, (ii) necessary for such party to defend or prosecute any litigation in connection with the transactions contemplated hereby. The parties hereto acknowledge that any breach of the foregoing will give rise to irreparable injury that may not be compensable in damages and agree that any party may seek and obtain equitable relief in the form of specific enforcement, temporary restraining order, temporary or permanent injunction, or any other equitable remedy that may then be available to such party against the breach or threatened breach of such covenants, in addition to any other legal remedies which may be available. In addition to the equitable relief described, the non-breaching party may withhold performance under this Agreement if this confidentiality clause is violated.

         10.15 CERTAIN INTERPRETATIONS. Words such as "herein," "hereof," "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular Section or subsection of this Agreement. The word "material" as used in this Agreement shall mean a deviation of more than five (5%) percent.

         10.16 CONSENT TO JURISDICTION. The parties to this Agreement agree that any claim, suit, action or proceeding, brought by either party, arising out of or relating to this Agreement or the transactions contemplated hereby shall be submitted for adjudication exclusively in any Illinois state court sitting in Kane County, Illinois, and each of the parties hereto expressly agrees to be bound by such selection of jurisdiction and venue for purposes of such adjudication. Each party (i) waives any objection which it may have that such court is not a convenient forum for any such adjudication, (ii) agrees and consents to the personal jurisdiction of such court with respect to any claim or dispute arising out of or relating to this Agreement or the transactions contemplated hereby and (iii) agrees that process issued out of such court or in Accordance with the rules of practice of such court shall be properly served if served personally or served by certified mail or other form of substituted service, as provided under the rules of practice of such court. In the event of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby the prevailing party thereunder shall be entitled to recover reasonable attorneys and paralegal fees (for negotiations, trials, appeals and collection efforts) and court costs incurred in connection therewith in addition to any other relief to which such party may be entitled. The prevailing party shall be the party that prevails on its claim whether or not an award or judgement is entered in its favor.

         10.17 EQUITABLE RELIEF. The parties hereto acknowledge and agree that any party's remedy at law for any breach or threatened breach of this Agreement which relates to requiring that the breaching party take any action or refrain from taking any action, would be inadequate and such breach or threatened breach shall be per se deemed as causing irreparable harm to such party. Therefore, in the event of such breach or threatened breach, the parties hereto agree that in addition to any available remedy at law, including but not limited to monetary damages, an aggrieved party shall be entitled to obtain equitable relief in the form of specific enforcement, temporary restraining order, temporary permanent injunction, or any other equitable remedy that may then be available to the aggrieved party.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

BUYER:

Witness:                                OutSource International of America, Inc.
/s/ Anita M. Dazzo                               /s/ David Sparkman
-----------------------------           By:      -------------------------------

                                                 Zone Vice President
                                        Title:   -------------------------------

SELLER:

Witness:                                L.M. Investors, Inc.
/s/ Anita M. Dazzo                               /s/ Louis Morelli
-----------------------------           By:      -------------------------------

                                                 President
                                        Title:   -------------------------------

/s/ Anita M. Dazzo                      /s/ Louis Morelli
-----------------------------           ----------------------------------------
                                        Louis J. Morelli, individually

Matthew Schubert, individually

/s/ Matthew Schubert                    /s/ Anita M. Dazzo
-----------------------------           ----------------------------------------

                                LIST OF EXHIBITS

Exhibit A          List of Assumed Obligations

Exhibit B          Allocation of Purchase Price

Exhibit C          Bill of Sale

Exhibit D          Assignment and Assumption Agreement

Exhibit E          Payment of Assets

Exhibit F          Release of Seller and Louis J. Morelli and Matthew Schubert

Exhibit G          Noncompetition Agreement(s)

Exhibit H          Release of Buyers

Exhibit I Assignment and Assumption of Leases; Estoppel Certificate and Consent to Assignment of Lease

Exhibit J          Assignment of Applications

Exhibit K          Opinion of Seller Counsel

Exhibit L          Termination of Franchise Agreement

Exhibit M          Subordinate Note

Exhibit N          Employment Agreement with George Barton

Exhibit O          Office Lease for Crest Hill location

                                    EXHIBIT A

                               ASSUMED OBLIGATIONS

The following represents a list of assumed obligations:

 1. All employment contracts and all amendments thereto by and between LM Investors and its employees set forth on Attachment (i) "List of Employees and attached Employment Contracts".

 2. Assumed leases set forth on Schedule 1.4.

 3. Accrued employee vacation benefits commencing January 1, 1998 and thereafter.

                                    EXHIBIT B

                          ALLOCATION OF PURCHASE PRICE

CUSTOMER LIST     $  979,538.00

EMPLOYEE LIST     $   20,000.00

NON-COMPETE       $  224,081.00

GOODWILL          $5,406,714.00

TANGIBLE ASSETS   $   69,667.00

         TOTAL                          $6,700,000.00

                                    EXHIBIT C

                                  BILL OF SALE

SEE ATTACHED BILL OF SALE.

                                    EXHIBIT D

                       ASSIGNMENT AND ASSUMPTION AGREEMENT





SEE ATTACHED ASSIGNMENT AND ASSUMPTION AGREEMENT.

                                    EXHIBIT E

                               PAYMENTS FOR ASSETS

CASH IN THE AMOUNT OF $5,000,000.00 TO BE TRANSMITTED BY WIRE TRANSFER ON OR BEFORE 2:30 P.M. CENTRAL TIME, ON THE DAY OF CLOSING IN ACCORDANCE WITH SECTION
1.6 OF THE AGREEMENT.

SUBORDINATED NOTE A IN THE AMOUNT $1,700,000.00 TO BE DELIVERED BY BUYER ON DAY OF CLOSING.

                                    EXHIBIT F



            RELEASE OF SELLER, LOUIS J. MORELLI AND MATTHEW SCHUBERT



SEE ATTACHED RELEASES.

                                    EXHIBIT G

                            NONCOMPETITION AGREEMENTS

SEE ATTACHED NON COMPETITION AGREEMENTS.

                                    EXHIBIT H

                                RELEASE OF BUYER

SEE ATTACHED RELEASE.

                                    EXHIBIT I

             ESTOPPEL CERTIFICATE AND CONSENT TO ASSIGNMENT OF LEASE

SEE ATTACHED ESTOPPEL CERTIFICATE AND LEASE ASSIGNMENTS.

                                    EXHIBIT J

                           ASSIGNMENT OF APPLICATIONS

SEE ATTACHED ASSIGNMENT OF APPLICATIONS.

                                    EXHIBIT K

                            OPINION OF SELLER COUNSEL

SEE ATTACHED OPINION OF SELLER COUNSEL.

                                    EXHIBIT L

                       TERMINATION OF FRANCHISE AGREEMENT

SEE ATTACHED MUTUAL TERMINATION AGREEMENT.

                                    EXHIBIT M

                                SUBORDINATE NOTE

SEE ATTACHED SUBORDINATE NOTE.

                                    EXHIBIT N

                     EMPLOYMENT AGREEMENT WITH GEORGE BARTON

SEE ATTACHED EMPLOYMENT AGREEMENT WITH GEORGE BARTON.

                                    EXHIBIT O

                      OFFICE LEASE FOR CREST HILL LOCATION

SEE ATTACHED OFFICE LEASE.

                                LIST OF SCHEDULES

Schedule 1       Locations

Schedule 1.1     Assets

Schedule 1.4     Assumed Leases

Schedule 1.6     Retained Assets

Schedule 2.2 Certificate of Officer and Resolution of Board of Directors and Shareholders.

Schedule 3.1     Title to Assets

Schedule 3.2     Corporate Status of L.M. Investors, Inc.

Schedule 3.3     Permitted Liens

Schedule 3.4     Condition of Personal Property

Schedule 3.5     Financial Statements; Undisclosed Liabilities

Schedule 3.6     Absence of Certain Changes or Events

Schedule 3.7     Contracts and Commitments

Schedule 3.8     Accounts Receivable

Schedule 3.9     Intellectual Property

Schedule 3.11    Employee Benefit Plans; ERISA

Schedule 3.13    Licenses, Permits and Authorizations

Schedule 3.14    Insurance

Schedule 3.16    Corporate and Personnel Data; Labor Relations

Schedule 4.1     Corporate Status of Buyer

                                   SCHEDULE 1

                                    LOCATIONS

ADDRESS OF LOCATIONS:

 1.      916 N. Farnsworth Avenue
         Aurora, IL  60505
         Phone: (630) 906-8700
         Fax: (630) 906-1301

 2.      330 N. Broadway, Unit 3
         Aurora, IL  60505
         Phone: (630) 906-1200
         Fax: (630) 906-1301

 3.      1916 Plainfield Road
         Joliet, IL  60435
         Phone: (815) 744-8500
         Fax: (815) 744-8505

 4.      28 Town Center Drive
         University Park, IL  60466
         Phone: (708) 534-7154
         Fax: (708) 534-8312

 5.      3577 East New York Street
         Aurora, IL

                                  SCHEDULE 1.1

                                     ASSETS

The following tangible assets being sold:

 1. Customer list identified on Attachment (i) to Schedule 1.1 "Assets."

 2. All equipment, supplies, machinery, furniture, fixtures and any other tangible property specifically identified on group Attachment ii to Schedule 1.1 "Assets" (Joliet, West Aurora, East Aurora and University Park).

 3. Used Dodge passenger van, VIN No. 2B5WB35Z99TK128567, Model B3500, more fully set forth on Schedule 3.1 "Title to Assets."

                                  SCHEDULE 1.4

                                 ASSUMED LEASES

1. All of Seller's rights and interest in that certain lease dated September 4, 1992 between Village Associates, Ltd. and Labor World, Inc., subsequently assigned to LM Investors, Inc. d/b/a Labor World, in the Village Mart Shopping Center on Attachment (i) to Schedule 1.4, "Assumed Leases."

2. All of Seller's rights and interest in that certain lease dated September 9, 1996 between R. Gary Gooding and LM Investors, Inc. d/b/a Labor World, at 330 N. Broadway, Aurora, on Attachment (ii) to Schedule 1.4 "Assumed Leases."

3. All of Seller's rights and interest in that certain lease dated August 1, 1997 between C.W. Habiger and LM Investors, Inc. d/b/a Labor World, at 3577 E. New York Street, Aurora, on Attachment (ii) to Schedule 1.4 "Assumed Leases."

4. All of Seller's rights and interest in that certain lease dated August 28, 1995 between University Park Towncenter Joint Venture and LM Investors, Inc. d/b/a Labor World, at 28 Towncenter Drive, University Park, on Attachment (ii) to Schedule 1.4 "Assumed Leases."

                                  SCHEDULE 1.6

                                 RETAINED ASSETS

All of the those assets set forth in paragraph 1.2(a) through and including 1.2(f) of the Asset Purchase Agreement.

                                  SCHEDULE 3.1

                                 TITLE TO ASSETS

Attached in an original Certificate of Title to the only motor vehicle being transferred:

        (Used Dodge passenger van, VIN No. 2B5WBZ9TK128567)

                                  SCHEDULE 3.2

                   CORPORATE STATUS OF L.M. INVESTMENTS, INC.

A copy of the following corporate documents of Seller now in effect:

         1. Attachment (i) hereto Articles of Incorporation L. M. Investments, Inc.

         2.       Attachment (ii) hereto By-Laws of L. M. Investments, Inc.

         3. Attachment (iii) hereto Certificate of Good Standing of L. M. Investments, Inc.

                                  SCHEDULE 3.3

                                 PERMITTED LIENS

NONE.

                                  SCHEDULE 3.4

                 CONDITION OF REAL AND PERSONAL PROPERTY; LEASES

ALL PERSONAL PROPERTY AND LEASED PROPERTY IS SOLD AND/OR TRANSFERRED AS IS.

                                  SCHEDULE 3.5

         FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES

EXCEPT AS SET FORTH IN THE FINANCIAL STATEMENTS, IDENTIFIED IN ATTACHMENT (i), SELLER HAS NO DEBTS, LIABILITIES, OR OBLIGATIONS WHETHER DIRECT OR INDIRECT, ACCRUED, ABSOLUTE, CONTINGENT, MATURED, KNOWN, UNKNOWN OR OTHERWISE, AND WHETHER OR NOT OF A NATURE REQUIRED TO BE REFLECTED OR RESERVED AGAINST IN A BALANCE SHEET IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES.

                                  SCHEDULE 3.6

                      ABSENCE OF CERTAIN CHANGES OR EVENTS

EXCEPT AS STATED BELOW, NO EVENT HAS OCCURRED TO PREVENT SELLERS' BUSINESS FROM OPERATING IN SUBSTANTIALLY THE SAME MANNER AS HERETO OPERATED SINCE FEBRUARY 16, 1998.

EXCEPTION TO ABOVE: SELLER HAS GIVEN NOTICE TO THE MEADOWS DISTRIBUTING COMPANY OF ITS INTENTION TO VOID THE ATTACHED SERVICE AGREEMENT EXECUTED BY AND BETWEEN THE PARTIES. THE MEADOWS DISTRIBUTING COMPANY MAY NOT WISH TO CONTINUE BUSINESS WITH OUTSOURCE UNLESS A DUPLICATE AGREEMENT IS EXECUTED. PURCHASER HAS INDICATED IT DOES NOT WISH TO ASSUME THE SERVICE AGREEMENT; THEREFORE, IT COULD HAVE A MATERIAL EFFECT ON THE FUTURE REVENUES.

TWO EMPLOYEES OF SELLER HAVE BEEN PLACED ON LIGHT DUTY IN LIEU OF FILING WORKERS' COMP CLAIMS.

                                  SCHEDULE 3.7

                            CONTRACTS AND COMMITMENTS

ANY AND ALL CONTRACTS AND COMMITMENTS SPECIFICALLY SET FORTH ON EXHIBIT A "ASSUMED OBLIGATIONS".

ASSUMED LEASES CANNOT BE TERMINATED UPON THIRTY (30) DAYS WRITTEN NOTICE BY BUYER WITHOUT PENALTY OR OTHER OBLIGATIONS BEING INCURRED UPON SUCH TERMINATION.

                                  SCHEDULE 3.8

                               ACCOUNTS RECEIVABLE

1. Attachment (i) for invoices through February 9, 1998 for East Aurora location;

2. Attachment (i) for invoices through February 9, 1998 for West Aurora location;

3. Attachment (i) for invoices through February 9, 1998 for Joliet location;

4. Attachment (i) for invoices through February 9, 1998 for University Park location;

                                  SCHEDULE 3.9

                              INTELLECTUAL PROPERTY

NONE.

                                  SCHEDULE 3.10

                          EMPLOYEE BENEFIT PLANS; ERISA

1.       401(k) Plan now in effect for Seller as set forth in attachment (i) to
         Schedule 3.10

2. Employee Health Plan now in effect for Seller as set forth in attachment (ii) to Schedule 3.10

                                  SCHEDULE 3.11

                      LICENSES, PERMITS AND AUTHORIZATIONS

NONE.

                                  SCHEDULE 3.12

                                    INSURANCE

                                  SCHEDULE 3.13

                  CORPORATE AND PERSONNEL DATA; LABOR RELATIONS

                                  SCHEDULE 4.1

CORPORATE STATUS OF OUTSOURCE INTERNATIONAL OF AMERICA, INC.

AN ACCURATE AND COMPLETE COPY OF THE ARTICLES OF INCORPORATION AND BY-LAWS OF OUTSOURCE INTERNATIONAL OF AMERICA, INC., AS PRESENTLY IN EFFECT, ARE INCLUDED AS AN ATTACHMENT HERETO.